News Release

Patrick Industries, Inc. Reports First Quarter 2026 Financial Results
ELKHART, IN, April 30, 2026 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the first quarter ended March 29, 2026.
First Quarter 2026 Highlights (compared to First Quarter 2025 unless otherwise noted)
•Net sales were $997 million compared to $1,003 million. Marine revenue growth of 14% and Powersports revenue growth of 28% were offset by lower revenue in the Company's RV and Housing markets, primarily reflecting lower wholesale industry unit shipments.
•Patrick's RV content per unit (on a trailing 12-month basis) increased 8%, while estimated Marine content per unit (on a trailing 12-month basis) grew 17%.
•Operating income was $65 million compared to $66 million. Operating margin was 6.5%, flat compared to the prior year period.
•Net income increased 3% to $39 million. Diluted earnings per share (EPS) was $1.10 compared to $1.11 in the prior year period. EPS includes the dilutive impact of convertible notes and related warrants of approximately $0.10 per share, compared to $0.05 in the prior year period.
•Adjusted EBITDA1 was $113 million compared to $116 million. Adjusted EBITDA margin1 was 11.4% compared to 11.5%.
•Cash flow used in operating activities was $14 million compared to cash provided by operating activities of $40 million in the prior year period. Free cash flow1, on a trailing twelve-month basis, was $194 million.
•Returned $31 million to shareholders in the first quarter of 2026, including $16 million through regular quarterly dividends and $15 million through share repurchases. During the second quarter through April 29, 2026, the Company repurchased approximately 153,100 shares for approximately $15 million.
•Total net liquidity was $734 million at the end of the first quarter; total net leverage ratio was 2.8x.
•On April 17, 2026, the Company confirmed that it is in discussions with LCI Industries (NYSE: LCII) regarding a potential merger of equals transaction. The Company provided no assurance that any transaction will result from these discussions nor provided any terms for a possible transaction. No further updates are available at this time.

“I want to thank our team members for their dedication and commitment, as they continued to execute with focus to deliver resilient performance and demonstrate the strength and adaptability of our diversified business model in a challenging and uncertain macroeconomic environment,” said Andy Nemeth, Chief Executive Officer. “Content gains were strong as a result of our team’s tremendous focus on innovation and product solutions, and helped to offset shipment declines in our RV, Marine, and Manufactured Housing markets. The demand environment in the first quarter was influenced by macroeconomic and geopolitical headwinds and dealer ordering discipline. Against this backdrop, our team's ability to pivot quickly, combined with our customer-focused approach, enabled us to outperform in our Outdoor Enthusiast end markets.”

Net sales were $997 million compared to $1,003 million in the first quarter of 2025. Revenue from the Company's Outdoor Enthusiast end markets, which include RV, Marine and Powersports, increased 2%, which was offset by a 6% decrease in revenue from its Housing end market. Content per wholesale RV unit (on a trailing 12-month basis) increased 8%, partially offsetting a 12% reduction in wholesale RV industry unit shipments, while estimated content per wholesale powerboat unit (on a trailing 12-month basis) increased 17%, which more than offset an estimated 7% decline in wholesale industry unit shipments.

Operating income was $65 million compared to $66 million in the first quarter of 2025. Operating margin of 6.5% was unchanged versus the same period a year ago.

Net income increased 3% to $39 million, or $1.10 per diluted share, compared to $38 million, or $1.11 per diluted share in the first quarter of 2025. EPS in the first quarter of 2026 includes approximately $0.10 of dilution from the Company's convertible notes and related warrants compared to $0.05 in the prior year period.

Jeff Rodino, President, said, "RV OEM adoption of our composite solutions continues to gain traction as we expand our capabilities and product lineup to meet evolving customer needs. On the Marine side, the growth in content per unit reflects our strong performance in the last model-year changeover and the impact of recent marine-related acquisitions. Additionally, attachment rates within our Powersports business have continued to grow, as OEMs have increasingly adopted the Sportech cab enclosures. Across our businesses, we remain committed to delivering the value-added products, services, and solutions our customers expect.”

First Quarter 2026 Revenue by Market Sector (compared to First Quarter 2025 unless otherwise noted)
RV (45% of Revenue)
•Revenue of $446 million decreased 7% while wholesale RV industry unit shipments decreased 12%.
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 8% to $5,277 when compared to the prior year period and increased 2% when compared to the fourth quarter of 2025.

Marine (17% of Revenue)
•Revenue of $170 million increased 14% while estimated wholesale powerboat industry unit shipments decreased 7%.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 17% to $4,657 when compared to the prior year period and increased 6% when compared to the fourth quarter of 2025.

Powersports (10% of Revenue)
•Revenue of $104 million increased 28% primarily reflecting higher attachment rates for Patrick's premium utility vehicle content.

Housing (28% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $277 million decreased 6%; estimated wholesale MH industry unit shipments decreased 11%; total housing starts increased 1%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) was $6,636, or flat, when compared to the prior year period and the fourth quarter of 2025.

Balance Sheet, Cash Flow and Capital Allocation
For the first three months of 2026, cash used in operating activities was $14 million compared to cash provided by operating activities of $40 million for the prior year period, primarily due to a larger increase in working capital investment compared to the first quarter of 2025, largely reflecting a deliberate effort to increase inventory in alignment with the Company's composite products growth strategy. Purchases of property, plant and equipment totaled $19 million in the first quarter of 2026, reflecting continued investment in automation and facility enhancements, which support the Company's ongoing innovation initiatives. On a trailing twelve-month basis, free cash flow1 through the first quarter of 2026 was $194 million compared to $251 million in the prior year period.

Patrick returned $31 million to shareholders during the first three months of 2026, including $16 million through dividends and $15 million for the repurchase of approximately 127,700 shares of the Company's common stock. At the end of the first quarter, the Company had unused capacity of $153 million under its current share repurchase plan. During the second quarter through April 29, 2026, the Company repurchased approximately 153,100 shares for a total of approximately $15 million.

Total debt at the end of the first quarter was approximately $1.4 billion, resulting in a total net leverage ratio of 2.8x (as calculated in accordance with the Company's credit agreement). Available liquidity, comprised of borrowing availability under the Company's credit facility and cash on hand, was approximately $734 million.

Business Outlook and Summary
“As we continue to navigate the dynamic demand environment in 2026, our team remains focused and our strategic direction is clear," continued Mr. Nemeth. "We are confident in our ability to execute on the strategic priorities we have outlined, including investing in and developing our aftermarket platform, driving organic growth, composite product innovation and adoption, execution of our disciplined M&A strategy, and the deployment of capital to support long-term value creation for our customers, employees and shareholders. Supported by our consistent cash flow and strong balance sheet, we remain engaged with our robust pipeline of acquisition candidates, focused on partnering with businesses that enhance our product portfolio, committed to deepening customer relationships, and aligned with our growth objectives. Additionally, we are making prudent organic investments in technology and advanced manufacturing capabilities, including AI-driven tools that are enhancing the visibility and efficiency of our decentralized business structure. We believe that reinvestment throughout the cycle is critical to maintaining our operational resilience and strong market position, while enhancing our ability to drive long-term profitable growth.”

1See additional information at the end of this release regarding non-GAAP financial measures.
Conference Call Webcast
Patrick Industries will host an online webcast of its first quarter 2026 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, April 30, 2026 at 10:00 a.m. Eastern Time. A replay will also be available following the call. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com, under “Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs more than 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East, including, but not limited to conflict with Iran.

The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:

Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(In thousands, except per share data)	March 29, 2026	March 30, 2025
Net sales	$997,172	$1,003,420
Cost of goods sold	770,312	774,829
Gross profit	226,860	228,591

Operating Expenses:
Warehouse and delivery	45,032	44,582
Selling, general and administrative	93,096	93,931
Amortization of intangible assets	24,010	24,509
Total operating expenses	162,138	163,022
Operating income	64,722	65,569
Interest expense, net	18,388	19,112
Income before income taxes	46,334	46,457
Income taxes	6,854	8,219
Net income	$39,480	$38,238

Basic earnings per common share	$1.21	$1.17
Diluted earnings per common share	$1.10	$1.11

Weighted average shares outstanding - Basic	32,494	32,671
Weighted average shares outstanding - Diluted	36,047	34,416

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	March 29, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$37,472	$26,432
Trade and other receivables, net	285,379	185,405
Inventories	626,069	595,265
Prepaid expenses and other	65,792	66,020
Total current assets	1,014,712	873,122
Property, plant and equipment, net	413,991	408,502
Operating lease right-of-use assets	216,083	199,087
Goodwill and intangible assets, net	1,561,248	1,582,662
Other non-current assets	12,409	12,801
Total assets	$3,218,443	$3,076,174
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	57,232	54,956
Accounts payable	217,645	192,448
Accrued liabilities	92,463	94,412
Other current liabilities	430	424
Total current liabilities	374,020	348,490
Long-term debt, less current maturities, net	1,378,433	1,282,821
Long-term operating lease liabilities	163,753	148,889
Deferred tax liabilities, net	100,669	96,875
Other long-term liabilities	13,198	14,802
Total liabilities	2,030,073	1,891,877

Total shareholders' equity	1,188,370	1,184,297

Total liabilities and shareholders' equity	$3,218,443	$3,076,174

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
($ in thousands)	March 29, 2026	March 30, 2025
Cash flows from operating activities
Net income	$39,480	$38,238
Depreciation and amortization	42,777	42,646
Stock-based compensation expense	5,978	5,249
Deferred income taxes	3,794	(5,737)
Other adjustments to reconcile net income to net cash provided by operating activities	879	1,232
Change in operating assets and liabilities, net of acquisitions of businesses	(106,916)	(41,551)
Net cash (used in) provided by operating activities	(14,008)	40,077
Cash flows from investing activities
Purchases of property, plant and equipment	(18,926)	(20,171)
Business acquisitions and other investing activities	(7,010)	(45,915)
Net cash used in investing activities	(25,936)	(66,086)
Net cash flows provided by financing activities	50,984	79,009
Net increase in cash and cash equivalents	11,040	53,000
Cash and cash equivalents at beginning of year	26,432	33,561
Cash and cash equivalents at end of period	$37,472	$86,561

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	First Quarter Ended
(in thousands, except per share data)	March 29, 2026	March 30, 2025
Numerator:
Net income attributable to common shares	$39,480	$38,238
Denominator:
Weighted average common shares outstanding - basic	32,494	32,671
Weighted average impact of potentially dilutive convertible notes	1,885	1,067
Weighted average impact of potentially dilutive warrants	1,396	395
Weighted average impact of potentially dilutive securities	272	283
Weighted average common shares outstanding - diluted	36,047	34,416
Earnings per common share:
Basic earnings per common share	$1.21	$1.17
Diluted earnings per common share	$1.10	$1.11

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income taxes to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, loss on sale of property, plant and equipment, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax, and acquisition related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition related fair-value inventory step-up adjustments. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA, adjusted EBITDA and margins:

		First Quarter Ended
($ in thousands)		March 29, 2026	% of Net Sales	March 30, 2025	% of Net Sales
Net income		$39,480	4.0%	$38,238	3.8%
+	Depreciation & amortization	42,777	4.3%	42,646	4.3%
+	Interest expense, net	18,388	1.8%	19,112	1.9%
+	Income taxes	6,854	0.7%	8,219	0.8%
EBITDA		107,499	10.8%	108,215	10.8%
+	Stock-based compensation	5,978	0.6%	5,249	0.5%
+	Acquisition related transaction costs	—	—%	64	—%
-	(Gain) loss on sale of property, plant and equipment	(155)	—%	2,042	0.2%
Adjusted EBITDA		$113,322	11.4%	$115,570	11.5%
The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	March 29, 2026	March 30, 2025
Cash flows from operating activities	$275,329	$331,742
Less: purchases of property, plant and equipment	(81,676)	(80,358)
Free cash flow	$193,653	$251,384

The following table reconciles operating margin to adjusted operating margin:

	First Quarter Ended
	March 29, 2026	March 30, 2025
Operating margin	6.5%	6.5%
Acquisition related transaction costs	—%	—%
Adjusted operating margin	6.5%	6.5%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

		First Quarter Ended
($ in thousands, except per share data)		March 29, 2026	March 30, 2025
Net income		$39,480	$38,238
+	Acquisition related transaction costs	—	64
-	Tax impact of adjustments	—	(16)
Adjusted net income		$39,480	$38,286

Diluted earnings per common share		$1.10	$1.11
Acquisition related transaction costs, net of tax		—	—
Adjusted diluted earnings per common share		$1.10	$1.11